WHY WE LIKE THIS PAINTING

MASTERWORKS

- The Painting is a characteristic example of Dana Schutz's unique visual style, which fuses abstraction with figuration using vibrant color and tactile brushwork.
- The average price for Schutz' work at auction has substantially increased in recent years, growing from [illegible] in [illegible] to [illegible] million in [illegible].
- Our acquisitions team has reviewed over [illegible] examples of work by Dana Schutz from around the world, some of which are priced in excess of [illegible] million. Of these [illegible] works, this is the first one we have selected to be offered on the Masterworks platform.
- Schutz's work, particularly of the period and style of the Painting, is highly sought after, with similar examples exhibited at or included in prominent public collections such as the Hammer Museum in Los Angeles, the Institute of Contemporary Art in Boston, The Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Solomon R. Guggenheim Museum in New York, and the Whitney Museum of American Art in New York.
- As of November [illegible], examples similar to the Painting in scale and style, with imposing central figure(s), have achieved prices in excess of [illegible] million at auction, including [illegible]

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire art market. An investor must read the Offering Circular before making an investment decision.



[illegible]
$16,210,159

[illegible]
12

DANA
SCHUTZ

b. 1976, UNITED STATES

Oil on canvas | 106 × 72 in. (269 × 183 cm.)

Dana Schutz is a contemporary American artist recognized for her vibrant paintings that blend abstraction with figuration to create complex narratives.



$1,554,000

INITIAL OFFERING

43.3%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a characteristic example of Dana Schutz's unique visual style, which fuses abstraction with figuration using vibrant color and tactile brushwork. Executed in 2013, the Painting belongs to a series of works referred to as "God Paintings," which attempt to visualize the concept of God, without preconceived connotations or overt symbolism. Drawing upon a range of influences, from Mesoamerican sculptures of deities to 1980s pop culture references, Schutz has created a wholly imaginary figure constructed of fractured shapes, that is both fantastical and monstrous. Measuring approximately nine feet in height, the Painting's physically imposing scale is contrasted by the compression of the figure within the bounds of the picture plane. Schutz explains that the monumentality of the Painting reinforces the subject, while the preoccupation with the framing edge reflects "the inherent problem with trying to depict a thought — it doesn't have an edge." Examples similar to the Painting in period and style are held in several prominent museum collections, including the Whitney Museum of American Art in New York, the Institute of Contemporary Art in Boston, and the San Francisco Museum of Modern Art, among others. As of November 6, 2022, examples similar to the Painting in scale and style, with imposing central figure(s), have achieved prices in excess of $1 million at auction, these include: *Bain de soleil (sunbath)* (2016), which sold for HKD 15,250,000 ($1,963,971) at Christie's, Hong Kong, on May 24, 2021, *Lion Eating Its Tamer* (2015), which sold for HKD 11,307,000 ($1,455,990) at Sotheby's, Hong Kong, on April 19, 2021, and *Shooting on the Air* (2016), which sold for $1,095,000 at Christie's, New York, on November 13, 2019. The Painting's subject, scale, and execution make it a commercial and desirable work by Dana Schutz.

AS OF NOVEMBER 6, 2022, HER TOP AUCTION RECORDS ARE LED BY THE AFOREMENTIONED *ELEVATOR* (2017), WHICH SOLD FOR HKD 50,050,000 ($6,456,499) AT CHRISTIE'S, HONG KONG, ON DECEMBER 2, 2020, THE FISHERMEN (2021), WHICH SOLD FOR $2,970,000 AT CHRISTIE'S, NEW YORK, ON MAY 11, 2021, AND *CIVIL PLANNING* (2004), WHICH SOLD FOR $2,420,000 AT SOTHEBY'S, NEW YORK, ON MAY 16, 2019.

Demand for Dana Schutz's work has maintained momentum in recent years. Her top ten auction records have all been set in the last three years, including the record of nearly $6.5 million paid for her Cubist-inspired painting "Elevator," of which a related work from the same series is a promised gift to the Whitney Museum. The average price for her work at auction has also substantially increased, moving from $671,860 in 2019 to $1.7 million in 2021. To date, eleven of her works have sold at auction for more than $1 million, and eight of those sales have taken place since January of 2021. As of November 6, 2022, her top auction records are led by the aforementioned *Elevator* (2017), which sold for HKD 50,050,000 ($6,456,499) at Christie's, Hong Kong, on December 2, 2020, The Fishermen (2021), which sold for $2,970,000 at Christie's, New York, on May 11, 2021, and *Civil Planning* (2004), which sold for $2,420,000 at Sotheby's, New York, on May 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3.0M
$2.3M
$1.5M
$0.8M
2014
2021

Dana Schutz (b. 1976, Livonia, Michigan) is a contemporary American artist recognized for her vibrant paintings that blend abstraction with figuration to create complex narratives. In 2000 she received a BFA from the Cleveland Institute of Art and went on to complete an MFA in 2002 at Columbia University. In 2011 the Neuberger Museum of Art, Purchase College, State University of New York organized a retrospective of the artist's work, which included both paintings and drawings, titled "Dana Schutz: If the Face Had Wheels." This show traveled to the Miami Art Museum and the Denver Art Museum from 2012 to 2013. Recent solo exhibitions of the artist's work include a 2013 exhibition organized at The Hepworth in Wakefield, England, which subsequently traveled to the Kestnergesellschaft in Hannover, Germany, a career survey at the Musée d'art contemporain de Montréal in 2015, a 2017 show at the Institute of Contemporary Art, Boston, and a 2018 presentation held at the the Transformer Station in Cleveland, Ohio. Schutz's work is held in multiple public collections, including the The Cleveland Museum of Art in Ohio, the Hammer Museum In Los Angeles, the Institute of Contemporary Art in Boston, The Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Solomon R. Guggenheim Museum in New York, and the Whitney Museum of American Art in New York, among others. As of November 6, 2022, Schutz lives and works in Brooklyn, New York, and is represented by several prominent galleries, including David Zwirner, New York and Petzel Gallery, New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Dana Schutz with the following criteria: canvas paintings executed 2010 to 2022 that measure 50 inches by 50 to 120 inches to 120 inches and excluding overtly violent subject matter. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 43.3% CAGR implied from selected sales occurring from November 13, 2014 to June 23, 2021.

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